UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1660 South Albion Street, Suite 525, Denver, CO 80222

 (Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2016, Aspen Group, Inc. (the “Company”) amended the Company’s 2012 Equity Incentive Plan (the “Plan”) to increase the number of authorized shares under the Plan by 5 million shares to a total of 25.3 million shares.

In addition, on June 23, 2016, the Company granted 2,000,000 stock options to Chief Operating Officer Gerard Wendolowski, 700,000 stock options to Chief Academic Officer Dr. Cheri St. Arnauld, and 300,000 stock options to Chief Financial Officer Janet Gill. The options are exercisable for a period of five years at a price per share of $0.166. The options vest in three equal annual increments with the first vesting date being one year from the grant date, subject to continued service on each applicable vesting date and accelerated vesting under certain conditions.

Effective July 1, 2016, the Company also increased Mr. Wendolowski’s annual salary from $200,000 to $240,000, and Ms. Gill’s annual salary from $200,000 to $220,000.

Item 7.01

Regulation FD Disclosure

On June 29, 2016, the Company issued a press release announcing the Company will host a conference call to discuss its fiscal year 2016 fourth quarter (ending April 30, 2016) financial results and business outlook on Wednesday, July 27, 2016, at 5:00 p.m. (ET).   The Company will issue a press release reporting results after the market closes on Wednesday, July 27, 2016.

The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international).  Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu.

The information in Item 7.01 of this report is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Amendment to the 2012 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

June 29, 2016	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer